Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2400 Hanover Street

Palo Alto, CA 94304-1113

November 9, 2026

Blue Laser Fusion, Inc.

6950 Hollister Avenue

Goleta, CA 93117

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Blue Laser Fusion, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 2,353,422 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) 2,240,632 shares of Common Stock and (ii) 112,790 shares of Common Stock issuable upon the exercise of the common stock purchase warrants (the “Warrants”), all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”).

We have reviewed the Registration Statement, the Warrant Agreement and such other documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. Based upon the foregoing, we are of the opinion that:

a.	The 2,240,632 shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid for and nonassessable.

b.

The 112,790 shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and when issued upon the exercise of the Warrants in accordance with their terms, will be validly issued, fully paid for and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

Blue Laser Fusion, Inc.

November 9, 2026

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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